Exhibit (4)(v)

The Guardian Insurance & Annuity Company, Inc.

Fixed Rate Strategy Rider

Rider Specifications

Rider Effective Date	[May 1, 2021][1]
Minimum Declared Interest Rate	[0.15%][2]
FRS Term	[One (1) Contract Year(s)][3]
FRS Guaranteed Surrender Value (GSV)
GSV Percentage	[87.50%][4]
GSV Redetermination Month	[February][5]
GSV Redetermination Dates	[6th][6] Contract Anniversary and every [3rd]6.1
Contract Anniversary thereafter

[Initially, interest rate for the FRS Guaranteed Surrender Value is [1.80%]7.1. It will be redetermined on the GSV Redetermination Dates. The methodology for redetermining the interest rate is as follows:

•	the average of the five-year Constant Maturity Treasury Rate for each date that is reported by the Federal Reserve during the GSV Redetermination Month prior to the Redetermination Date;

•	rounded to the nearest 1/20th of one percent;

•	less 1.25%;

•	not to be less than 0.15% or greater than 3%.][7]

Notwithstanding any provision in the Contract to the contrary, this Rider is a part of the Contract to which it is attached. Should any provision in this Rider conflict with the Contract, the provisions of this Rider will prevail.

Capitalized terms within this Rider that are not defined in this Rider are defined or otherwise described in the Contract, including any endorsements or other riders attached to such Contract.

Rider Definitions

For purposes of this Rider, the following definitions apply.

Fixed Rate Strategy Value

The Fixed Rate Strategy Value is part of the Contract Value and its calculation is described in this rider.

FRS Term

This is the length of time that the declared interest rate for the Fixed Rate Strategy Value is guaranteed. It starts with the FRS Term Start Date and ends on the FRS Term End Date.

FRS Term Start Date

The initial FRS Term Start Date is the Rider Effective Date. Subsequent FRS Term Start Dates are the same dates as the prior FRS Term End Dates.

FRS Term End Date

The Strategy Term End Date is the Contract Anniversary of the end of the FRS Term.

23-RILA FRS	1	[CONTRACT NUMBER][9]

Rider Provisions

Fixed Rate Strategy (FRS)

The Fixed Rate Strategy is a Strategy where interest is credited daily at an annual fixed rate described in this rider. The assets backing the Fixed Rate Strategy are held in the non-insulated and non-unitized Separate Account.

Fixed Rate Strategy Value

The Fixed Rate Strategy Value on the initial FRS Term Start Date is equal to the premium allocated to this Strategy. Subsequently, the Fixed Rate Strategy Value is increased by:

•	future amounts allocated to the Fixed Rate Strategy. This includes amounts reallocated from an Index Strategy and any death benefit that may be allocated to the Fixed Rate Strategy.

And reduced by:

•	reallocation from the Fixed Rate Strategy to an Index Strategy;

•	any rider fees that may be assessed to the Contract Value and applied to the Fixed Rate Strategy; and

•	any Withdrawals (as described in the Contract) applied to this Strategy.

Interest on the Fixed Rate Strategy Value is credited daily as described in the Interest Crediting provision.

FRS Surrender Value

The FRS Surrender Value is equal to the greater of:

•	Fixed Rate Strategy Value less:

•	any applicable Surrender Charges applied to the Fixed Rate Strategy Value; and

•	any applicable charges or fees associated with riders attached to this Contract as applied to the Fixed Rate Strategy Value;

•	the FRS Guaranteed Surrender Value.

FRS Guaranteed Surrender Value

On the Rider Effective Date, the FRS Guaranteed Surrender Value is equal to the GSV Percentage shown on the Rider Specification multiplied by the amount initially allocated to the Fixed Rate Strategy. Subsequently, the FRS Guaranteed Surrender Value is increased by:

•	future amounts allocated to the Fixed Rate Strategy from an Index Strategy multiplied by the GSV Percentage as shown on the Rider Specification; and

•	any death benefit that may be allocated to the Fixed Rate Strategy as part of a spousal continuation.

And reduced by:

•	any Withdrawals allocated to this Strategy (excluding any Surrender Charges and any fees associated with riders attached to this Contract in connection with such Withdrawal); and

•	any reallocation out of the Fixed Rate Strategy to an Index Strategy.

Interest is credited to the FRS Guaranteed Surrender Value as described in the Interest Crediting – FRS Guaranteed Surrender Value provision.

When the Fixed Rate Strategy Value is reduced to zero after a Withdrawal is processed and the FRS Guaranteed Surrender Value has a positive value remaining, the Fixed Rate Strategy Value will be increased to equal any remaining FRS Guaranteed Surrender Value immediately after the Withdrawal.

23-RILA FRS	2	[CONTRACT NUMBER][9]

In addition, if all of the Fixed Rate Strategy Value is reallocated to one or more Index Strategies on an FRS Term End Date and there is a positive FRS Guaranteed Surrender Value remaining, that remaining FRS Guaranteed Surrender Value also will be allocated to the Index Strategies in the same proportion as the Fixed Rate Strategy Value.

The FRS Guaranteed Surrender Value no longer applies when a death benefit is calculated in accordance with the Amount of Death Benefit provision in the Contract and the Contract is not continued under the Spousal Continuation provision of the Contract.

Interest Crediting – FRS Guaranteed Surrender Value

The initial Interest Rate for FRS Guaranteed Surrender Value is shown in the Rider Specifications. The FRS Guaranteed Surrender Value will accrue interest daily at this annual rate until the first GSV Redetermination Date. The interest rate will be redetermined on each subsequent GSV Redetermination Date shown on the Rider Specifications. We will notify you of the new interest rate in the annual report that we send to you.

Interest Crediting – Fixed Rate Strategy Value

We will credit interest daily on the Fixed Rate Strategy Value at a declared annual rate no lower than the Minimum Declared Interest Rate shown in the Rider Specifications. At our discretion, an interest rate in excess of the Minimum Declared Interest Rate may be credited.

On each FRS Term Start Date, we will declare an interest rate for the Fixed Rate Strategy Value. Such interest rate will apply to amounts remaining in and/or transferred into the Fixed Rate Strategy until the FRS Term End Date.

Withdrawals

Withdrawals will first be withdrawn from the Fixed Rate Strategy in the manner described in the Contract prior to being withdrawn from any Index Strategies.

Rights Reserved

We reserve the right to suspend, prohibit or otherwise restrict the allocation to or from the Contract Value of an Index Strategy to the Fixed Rate Strategy. If we enforce this right, we will provide written notice to you prior to the enforcement of this restriction.

Effective Date

The Effective Date of this rider is listed in the Rider Specifications.

Termination

The Rider will terminate on the date the Contract terminates.

The Guardian Insurance & Annuity Company, Inc.

23-RILA FRS	3	[CONTRACT NUMBER][9]